Redacted - Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

ETF SERIES SOLUTIONS
ADDENDUM TO THE
FUND ADMINISTRATION SERVICING AGREEMENT
This Addendum (the “Addendum”) to the Fund Administration Servicing Agreement dated May 16, 2012, as amended (the “Agreement”) is entered into by and between ETF Series Solutions (the “Company”) and U.S. Bancorp Fund Services, LLC (“USBFS”) with respect to the Clearshares ETFs listed on Exhibit R (the “Fund”).
WHEREAS, the Company and USBFS desire to modify the Agreement to add reference to additional U.S. Securities and Exchange Commission (“SEC”) derivatives compliance services to be provided to the Fund and consequential fees associated with complying with the requirements of the Investment Company Derivatives Risk Management Program rule adopted by the SEC on October 28, 2020 (the “Rule”), including providing access to a third-party web platform for various compliance and reporting functions; and
WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.
    NOW, THEREFORE, the parties agree as follows:
1.The Fund shall pay (or shall cause its investment manager to pay, as applicable) the following additional fees associated with complying with the requirements of the Rule, including the access to the third-party web platform:

Offering	Price per Fund per Month
Limited Derivatives User	$[ ]
Full Derivatives User (no OTC derivatives)	$[ ]
Full Derivative User (with 1-5 OTC derivatives)	$[ ]
Full Derivative User (with 5 or more OTC derivatives)	$[ ]
Closed Fund Data Maintenance Fee	$[ ]
The fees will commence on the date the Fund begins accessing the third-party web platform; and
2.USBFS has entered into agreements with Confluence Technologies (“Confluence”) to provide data (the “Confluence Data”) and Company access to Confluence’s web platform (“Platform”) for use in or in connection with the compliance and reporting requirements under the Rule. In connection with the provision of the Confluence Data and access to the Platform, Confluence requires certain provisions to be included in the Agreement. Accordingly, the Company agrees that it shall (a) comply with all laws, rules and regulations applicable to accessing and using the Confluence Data and Platform, (b) not use the Confluence Data for any purpose independent of complying with the requirements of the Rule, (c) exculpate Confluence, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to the Company’s receipt or use of the Confluence Data (including expressly disclaiming all warranties). The Company further agrees that Confluence shall be a third-party beneficiary of the Agreement solely with respect to the foregoing provisions (a) – (c).

3.Company acknowledges that it is responsible for determining the suitability and accuracy of the information obtained through its access to the Platform. USBFS MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF FUND DATA, SYSTEMS, INDUSTRY INFORMATION AND PROCESSES ACCESSED THROUGH THE PLATFORM.
4.This Addendum shall only apply to the Fund and shall not cause any services to be provided to, nor any fees paid by, and other fund within the Trust.
5.This Addendum may be terminated by either party subject to the termination provisions of the Agreement.
6.In the event of termination of this Addendum, the Fund shall immediately end its access to the Platform and return all codes, system access mechanisms, programs, manuals and other written information to USBFS, and shall, to the extent reasonably technically practicable and permitted by applicable law, destroy or erase all such information on any storage medium, unless such access continues to be permitted pursuant to a separate agreement.
7.Company assumes exclusive responsibility for the consequences of any instructions it may give to USBFS, for failure to properly access the Platform in the manner prescribed by USBFS, and for the Company’s failure to supply accurate and complete information to USBFS.
8.Company must provide USBFS with such information as is requested by USBFS or Confluence to assist in developing the Confluence Data needed for Company’s obligations under the Rule. Company must provide USBFS with such information as is necessary for USBFS to provide Company with access to the Platform.
9.The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.
SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Administration Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

ETF SERIES SOLUTIONS	Vident Advisory, LLC

By: /s/ Joshua J. Hinderliter	By: /s/ Gregory Farley
Name: Joshua J. Hinderliter	Name: Greg Farley
Title: Vice President and Secretary	Title: SVP
Date: June 24, 2024	Date: June 25, 2024

Acknowledged and Agreed to by the Investment Adviser to the Funds:

CLEARSHARES, LLC

By: /s/ Thomas Deegan
Name: Thomas E Deegan
Title: Chief Executive Officer
Date: 6/23/2024